UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 9, 2007

American Wagering, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-20685	88-0344658
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

675 Grier Drive, Las Vegas, Nevada	89119
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (702) 735-0101

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01– Entry into a Material Definitive Agreement.

On February 9, 2007, American Wagering, Inc. (the “Company”) entered into a Severance Agreement (the “Agreement”), with Timothy F. Lockinger, who was then a member of the Company’s board of directors and is the former Chief Financial Officer, Secretary and Treasurer of the Company. Pursuant to the Agreement, the parties granted mutual releases covering the period through the December 14, 2006 effective date of termination of Mr. Lockinger’s Employment Agreement and status as an employee. Through December 14, 2008, Mr. Lockinger has agreed not to solicit employees of the Company or to “be employed by or perform independent contract services in .. . . Nevada for any entity engaged in the race and sports business, including but not limited to, offering financial services or project management services to an entity that desires to exploit Lockinger’s knowledge of the race and sports business — gained as a direct result of Lockinger’s employment with the Company.” The Agreement further provides for a severance payment of $270,000 by the Company to Mr. Lockinger, with no other compensation or benefits due to him for the period from December 9, 2006 through the date of the Agreement or for any future periods.

Section 5 – Corporate Governance and Management

Item 5.02 –	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)	On February 9, 2007, Timothy F. Lockinger resigned as a Company director.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 15, 2007

AMERICAN WAGERING, INC.

/s/ Victor J. Salerno
Name:	Victor J. Salerno
Title:	Chairman of the Board, President, Chief Executive Officer, Chief Operating Officer, Assistant Secretary and interim Principal Financial Officer